EXHIBIT 99.1

Curtiss-Wright Reports Third Quarter 2015 Financial Results

CHARLOTTE, N.C., Oct. 28, 2015 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) reported financial results for the third quarter and nine months ended September 30, 2015.

Third Quarter 2015 Highlights

  The Company increases full-year 2015 expectations for operating margin to 13.5% to 13.6%, despite lowered sales expectations, while maintaining its outlook for diluted earnings per share (EPS) of $3.80 to $3.90 and adjusted free cash flow of $245 million to $265 million;
  Third quarter diluted EPS of $0.80 includes a one-time pension settlement charge of $7.3 million ($0.10 impact) and a shift in timing of the receipt of the new AP1000 order to the fourth quarter ($0.05 impact), otherwise pro forma EPS would have been $0.95 in the quarter;
  Net sales decreased 6% to $526 million, from $558 million in 2014; Organic (excluding effects of foreign currency translation, acquisitions and divestitures) sales down 4%;
  Operating income decreased 14% to $64 million, from $74 million in 2014;
  Operating margin decreased 120 basis points to 12.1% from 13.3% in 2014; Excluding the one-time pension settlement charge, pro forma operating margin increased 20 basis points to 13.5%;
  Net earnings from continuing operations decreased 14% to $38 million, or $0.80 per diluted share, from $44 million, or $0.90 per diluted share, in 2014; and
  Invested $88M in share repurchases in the third quarter, increasing year-to-date share repurchases to $185 million.

"Our third quarter results include a one-time pension settlement charge and a reflection of the current market conditions," said David C. Adams, Chairman and CEO of Curtiss-Wright Corporation. "Further, the receipt of a new China AP1000 order, originally expected in the third quarter, is now expected to be received in the fourth quarter. Despite those impacts, we produced solid profitability improvement in the Power segment driven by lower AP1000 program costs and in the Defense segment due to strong sales in aerospace defense."

"Looking at the remainder of 2015, despite lowering our full year sales outlook based on weaker third quarter demand in some of our industrial businesses, particularly those with exposure to the energy markets, we are maintaining our full-year diluted EPS guidance of $3.80 to $3.90. Additionally we are increasing our full-year 2015 operating margin guidance by 20 basis points to a range of 13.5% to 13.6%, a 90 to 100 basis point improvement year over year, as we continue our drive to top-quartile financial performance.

"Regarding the AP1000 program, we successfully concluded the required design modifications, final testing and post-test inspections on our first-of-a-kind reactor coolant pump (RCP) in October. We now have a fully qualified design that meets all necessary specifications. As a result, we are making preparations to commence shipping production RCPs in the fourth quarter. While the new China AP1000 RCP order is currently in our fourth quarter expectations, the timing of receipt of the order will ultimately be dictated by our customer's needs for nuclear energy.

"In addition, we have held true to our commitment to return capital to shareholders, and thus far in 2015, we have returned more than $200 million through consistent share repurchases and dividend distributions. Share repurchases in the third quarter approximated $88 million and included both planned and opportunistic repurchases. In the fourth quarter, we expect to complete the balance of our $300 million share repurchase program authorized for 2015. Overall, we remain focused on consistently enhancing shareholder value by expanding operating margins, generating strong free cash flow and maintaining a balanced capital allocation strategy."

Third Quarter 2015 Operating Results from Continuing Operations

(In thousands)	3Q-2015	3Q-2014	% Change
Sales	$525,535	$558,383	(6%)
Operating income	63,813	74,249	(14%)
Operating margin	12.1%	13.3%	(120 bps)

Sales

Sales of $526 million in the third quarter decreased $33 million, or 6%, compared to the prior year, reflecting a 4% decline in organic sales and unfavorable foreign currency translation.

From an end market perspective, sales to the commercial markets decreased 11%, while sales to the defense markets increased 3%, compared to the prior year.

Please refer to the accompanying tables for a breakdown of sales by end market.

Operating Income

Operating income in the third quarter was $64 million, a decrease of $10 million, or 14%, compared to the prior year. This performance was primarily driven by reduced operating income resulting from lower sales in the Commercial/Industrial segment and a one-time $7.3 million pension settlement charge related to the retirement of the Company's former Chairman. Those decreases were partially offset by solid organic growth in the Power segment and the benefit of favorable foreign currency translation in the Defense segment.

Operating margin was 12.1%, a decrease of 120 basis points over the prior year, primarily reflecting lower segment operating income and the aforementioned pension charge, partially offset by the benefits of our ongoing margin improvement initiatives.  Excluding the impact of the one-time pension settlement charge, operating margin was 13.5%, an increase of 20 basis points over the prior year.

Non-segment expense

Non-segment expenses increased 48% compared with the prior year, primarily due to the aforementioned pension charge. Excluding those costs, non-segment expenses decreased 22% primarily due to lower foreign currency exchange losses in the current period.

Net Earnings

Third quarter net earnings decreased 14% from the comparable prior year period, reflecting reduced operating income.  Interest expense of $9 million was in-line with the prior year period.

Our effective tax rate for the current quarter was 30.7%, a decrease from 31.8% in the prior year, principally driven by an increased manufacturing deduction and foreign rate differential.

Free Cash Flow

(In thousands)	3Q-2015	3Q-2014
Net cash generated from operating activities	$106,579	$68,756
Capital expenditures	(8,159)	(18,484)
Free cash flow	$98,420	$50,272

Free cash flow, defined as cash flow from operations less capital expenditures, was $98 million for the third quarter of 2015, compared to $50 million in the prior year period, or an increase of $48 million.  Net cash generated from operating activities increased $38 million to $107 million, primarily due to improved cash collections and the receipt of a large income tax refund. Capital expenditures decreased $10 million to $8 million, as the prior year period included investments in a facility expansion that did not recur.

New Orders and Backlog

New orders of $494 million in the third quarter decreased 15%, primarily due to reduced orders within the Commercial/Industrial and Defense segments.

Backlog of $1.59 billion decreased 5% from December 31, 2014, primarily due to reduced naval defense orders within the Power segment.

Other Items – Share Repurchase

During the third quarter, the Company repurchased approximately 1.3 million shares of its common stock for approximately $88 million. Year-to-date through September 30, 2015, the Company repurchased approximately 2.7 million shares of its common stock for approximately $185 million.

Full-Year 2015 Guidance

The Company is updating its full-year 2015 financial guidance as follows:

	Prior Guidance	Current Guidance	Chg vs. 2014
Total sales	$2.25 - $2.30 billion	$2.19 - $2.24 billion	(2%) to Flat
Operating income	$301 - $309 million	$296 - $304 million	5% - 8%
Operating margin	13.3% - 13.4%	13.5% - 13.6%	+ 90 - 100 bps
Interest expense	$36 - 37 million	$35 - 36 million
Effective tax rate	31.5% - 31.75%	31%
Diluted earnings per share	$3.80 - $3.90	No change	10% - 13%
Diluted shares outstanding	47.8 million	47.6 million
Free cash flow	$100 - $120 million	No change
Adjusted free cash flow *	$245 - $265 million	No change

Notes: A more detailed breakdown of our 2015 guidance by segment and by market can be found in the attached accompanying schedules.

Effective January 30, 2015, Curtiss-Wright elected to make a $145 million contribution to its corporate defined benefit pension plan, which is expected to significantly reduce annual pension expense and annual cash contributions going forward.

*Adjusted free cash flow guidance excludes the aforementioned pension contribution of $145 million.

Third Quarter 2015 Segment Performance

Commercial/Industrial

(In thousands)	3Q-2015	3Q-2014	% Change
Sales	$292,557	$312,808	(6%)
Operating income	40,259	51,069	(21%)
Operating margin	13.8%	16.3%	(250 bps)

Sales for the third quarter were $293 million, a decrease of $20 million, or 6%, over the comparable prior year period.  Organic sales decreased 4% over the prior year period, excluding $8 million in unfavorable foreign currency translation, primarily within the general industrial market, and a $2 million benefit from acquisitions. Within the commercial aerospace market, we experienced lower sales of surface technology services, most notably to Airbus, while OEM production sales to Boeing remained essentially in-line with prior year levels, as expected. In the general industrial market, our results reflect continued lower sales of severe-service valves serving the energy markets, particularly for international projects, along with a modest reduction in sales for industrial vehicle products.  Those reductions were partially offset by higher valve sales supporting the Virginia-class submarine program in the naval defense market.

Operating income in the third quarter was $40 million, down 21% from the comparable prior year period, while operating margin decreased 250 basis points to 13.8%. Our results principally reflect lower profitability for industrial valves products and surface treatment services, based on lower sales volumes. Those reductions were partially offset by improved profitability for industrial vehicles products, despite lower sales volumes, due to ongoing cost reduction initiatives.

Defense

(In thousands)	3Q-2015	3Q-2014	% Change
Sales	$117,444	$127,061	(8%)
Operating income	25,477	22,480	13%
Operating margin	21.7%	17.7%	400 bps

Sales for the third quarter were $117 million, a decrease of $10 million, or 8%, over the comparable prior year period. Organic sales decreased 5% over the prior year period, excluding $3 million in unfavorable foreign currency translation. In aerospace defense, we experienced higher sales of embedded computing products serving various fighter jet, helicopter and Intelligence, Surveillance and Reconnaissance (ISR) programs, most notably on the F-16, F-35 and Seahawk helicopter programs. In the ground defense market, lower demand for ground combat and communications programs domestically more than offset continued strong demand for turret drive stabilization systems internationally, while we also experienced lower embedded computing product sales in the naval defense market. Within the commercial aerospace market, our results reflect lower revenues related to avionics and flight test equipment, which led to reduced rotorcraft and regional jet sales.

Operating income in the third quarter was $25 million, an increase of $3 million, or 13%, compared to the prior year period, while operating margin improved 400 basis points to 21.7%.  On an organic basis, operating income was flat while operating margin increased 80 basis points as compared to the prior year, excluding $3 million in favorable foreign currency translation. This improvement in operating margin was driven primarily by higher sales of turret drive stabilization systems and embedded computing products, as well as the benefits of our ongoing margin improvement initiatives.

Power

(In thousands)	3Q-2015	3Q-2014	% Change
Sales	$115,534	$118,514	(3%)
Operating income	13,545	11,121	22%
Operating margin	11.7%	9.4%	230 bps

Sales for the third quarter were $116 million, a decrease of $3 million, or 3%, over the comparable prior year period. Within the power generation market, we experienced lower aftermarket sales supporting domestic nuclear operating reactors, as a result of ongoing deferred maintenance spending, which more than offset higher sales supporting international reactors.  In the naval defense market, our performance was driven by higher sales of pumps and generators supporting the Virginia-class submarine program as well as higher production on the Ford-class aircraft carrier program.

Operating income in the third quarter was $14 million, an increase of $2 million, or 22%, compared to the prior year period, while operating margin improved 230 basis points to 11.7%. This improvement in operating income and margin was primarily driven by lower costs on the AP1000 program, as we have concluded the required testing and modifications to our reactor coolant pumps, along with the benefits of our ongoing margin improvement initiatives. We also experienced higher profitability in our aftermarket power generation business, despite lower sales volumes, reflecting our ongoing operational and margin improvement initiatives.

Conference Call Information

The Company will host a conference call to discuss third quarter 2015 financial results and updates to 2015 guidance at 9:00 a.m. EDT on Thursday, October 29, 2015. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company's website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
($'s in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
	2015	2014	$	%	2015	2014	$	%
Product sales	$ 427,732	$ 457,026	$ (29,294)	(6%)	$ 1,313,290	$ 1,351,126	$ (37,836)	(3%)
Service sales	97,803	101,357	(3,554)	(4%)	303,638	319,414	(15,776)	(5%)
Total net sales	525,535	558,383	(32,848)	(6%)	1,616,928	1,670,540	(53,612)	(3%)

Cost of product sales	284,007	301,592	(17,585)	(6%)	864,701	890,051	(25,350)	(3%)
Cost of service sales	56,034	63,460	(7,426)	(12%)	193,286	204,313	(11,027)	(5%)
Total cost of sales	340,041	365,052	(25,011)	(7%)	1,057,987	1,094,364	(36,377)	(3%)

Gross profit	185,494	193,331	(7,837)	(4%)	558,941	576,176	(17,235)	(3%)

Research and development expenses	15,050	16,909	(1,859)	(11%)	45,633	51,150	(5,517)	(11%)
Selling expenses	30,247	30,610	(363)	(1%)	90,440	95,340	(4,900)	(5%)
General and administrative expenses	76,384	71,563	4,821	7%	220,778	222,244	(1,466)	(1%)

Operating income	63,813	74,249	(10,436)	(14%)	202,090	207,442	(5,352)	(3%)

Interest expense	(8,972)	(9,013)	41	0%	(26,953)	(27,054)	101	0%
Other income, net	161	(159)	320	NM	605	(70)	675	NM

Earnings before income taxes	55,002	65,077	(10,075)	(15%)	175,742	180,318	(4,576)	(3%)
Provision for income taxes	16,860	20,699	(3,839)	(19%)	54,256	56,501	(2,245)	(4%)
Earnings from continuing operations	$ 38,142	$ 44,378	$ (6,236)	(14%)	$ 121,486	$ 123,817	$ (2,331)	(2%)

Loss from discontinued operations, net of tax	(4,258)	(19,345)	15,087	NM	(45,874)	(27,229)	(18,645)	NM

Net earnings	$ 33,884	$ 25,033	$ 8,851	35%	$ 75,612	$ 96,588	$ (20,976)	(22%)

Basic earnings per share
Earnings from continuing operations	$ 0.82	$ 0.92			$ 2.58	$ 2.58
Earnings from discontinued operations	(0.09)	(0.40)			(0.97)	(0.57)
Total	$ 0.73	$ 0.52			$ 1.61	$ 2.01

Diluted earnings per share
Earnings from continuing operations	$ 0.80	$ 0.90			$ 2.53	$ 2.52
Earnings from discontinued operations	(0.09)	(0.39)			(0.96)	(0.55)
Total	$ 0.71	$ 0.51			$ 1.57	$ 1.97

Dividends per share	$ 0.13	$ 0.13			$ 0.39	$ 0.39

Weighted average shares outstanding:
Basic	46,366	48,067			47,082	48,054
Diluted	47,395	49,101			48,106	49,136

NM- not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($'s in thousands, except par value)

	September 30,	December 31,	Change
	2015	2014	%
Assets
Current assets:
Cash and cash equivalents	$ 247,925	$ 450,116	(45%)
Receivables, net	510,935	495,480	3%
Inventories, net	406,606	388,670	5%
Deferred tax assets, net	42,703	44,311	(4%)
Assets held for sale	202	147,347	(100%)
Income tax receivable	27,846	5,583	399%
Other current assets	30,372	39,568	(23%)
Total current assets	1,266,589	1,571,075	(19%)
Property, plant, and equipment, net	422,251	458,919	(8%)
Goodwill	979,087	998,506	(2%)
Other intangible assets, net	322,177	349,227	(8%)
Other assets	24,597	21,784	13%
Total assets	$ 3,014,701	$ 3,399,511	(11%)

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$ 1,394	$ 1,069	30%
Accounts payable	130,673	152,266	(14%)
Accrued expenses	124,670	145,938	(15%)
Income taxes payable	8,768	22,472	(61%)
Deferred revenue	148,932	176,693	(16%)
Liabilities held for sale	742	35,392	(98%)
Other current liabilities	43,377	38,163	14%
Total current liabilities	458,556	571,993	(20%)
Long-term debt	957,511	953,279	0%
Deferred tax liabilities, net	101,418	51,554	97%
Accrued pension and other postretirement benefit costs	75,564	226,687	(67%)
Long-term portion of environmental reserves	14,568	14,911	(2%)
Other liabilities	87,023	102,654	(15%)
Total liabilities	1,694,640	1,921,078	(12%)

Stockholders' equity
Common stock, $1 par value	49,190	49,190	0%
Additional paid in capital	155,973	158,043	(1%)
Retained earnings	1,526,678	1,469,306	4%
Accumulated other comprehensive loss	(185,015)	(128,411)	44%
Less: cost of treasury stock	(226,765)	(69,695)	225%
Total stockholders' equity	1,320,061	1,478,433	(11%)

Total liabilities and stockholders' equity	$ 3,014,701	$ 3,399,511	(11%)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
($'s in thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Change			Change
	2015	2014	%	2015	2014	%
Sales:
Commercial/Industrial	$ 292,557	$ 312,808	(6%)	$ 894,909	$ 927,559	(4%)
Defense	117,444	127,061	(8%)	350,595	357,939	(2%)
Power	115,534	118,514	(3%)	371,424	385,042	(4%)

Total sales	$ 525,535	$ 558,383	(6%)	$ 1,616,928	$ 1,670,540	(3%)

Operating income (expense):
Commercial/Industrial	$ 40,259	$ 51,069	(21%)	$ 128,801	$ 135,315	(5%)
Defense	25,477	22,480	13%	67,895	56,266	21%
Power	13,545	11,121	22%	34,510	40,261	(14%)

Total segments	$ 79,280	$ 84,670	(6%)	$ 231,207	$ 231,842	(0%)
Corporate and other	(15,468)	(10,421)	(48%)	(29,117)	(24,400)	(19%)

Total operating income	$ 63,813	$ 74,249	(14%)	$ 202,090	$ 207,442	(3%)

Operating margins:
Commercial/Industrial	13.8%	16.3%		14.4%	14.6%
Defense	21.7%	17.7%		19.4%	15.7%
Power	11.7%	9.4%		9.3%	10.5%
Total Curtiss-Wright	12.1%	13.3%		12.5%	12.4%

Segment margins	15.1%	15.2%		14.3%	13.9%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SALES BY END MARKET (UNAUDITED)
($'s in thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Change			Change
	2015	2014	%	2015	2014	%
Defense markets:
Aerospace	$ 81,758	$ 70,648	16%	$ 228,865	$ 208,183	10%
Ground	18,522	23,788	(22%)	61,415	55,326	11%
Naval	95,741	93,581	2%	284,506	281,282	1%
Other	1,899	3,940	(52%)	6,567	6,204	6%
Total Defense	$ 197,920	$ 191,957	3%	$ 581,353	$ 550,995	6%

Commercial markets:
Commercial Aerospace	$ 93,618	$ 106,089	(12%)	$ 292,827	$ 315,618	(7%)
Power Generation	87,371	99,208	(12%)	294,848	318,013	(7%)
General Industrial	146,626	161,129	(9%)	447,900	485,914	(8%)
Total Commercial	$ 327,615	$ 366,426	(11%)	$ 1,035,575	$ 1,119,545	(8%)

Total Curtiss-Wright	$ 525,535	$ 558,383	(6%)	$ 1,616,928	$ 1,670,540	(3%)

Use of Non-GAAP Financial Information

The Corporation supplements our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. We believe that these non-GAAP measures provide investors with additional insight into the company's ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:

Organic Revenue and Organic Operating income

The Corporation discloses organic revenue and organic operating income because the Corporation believes it provides investors with insight as to the Company's ongoing business performance.  Organic revenue and organic operating income are defined as revenue and operating income excluding the impact of foreign currency fluctuations and contributions from acquisitions made during the last twelve months.

	Three Months Ended
	September 30,
	2015 vs 2014
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	(4%)	(23%)	(5%)	(1%)	(3%)	22%	(4%)	(20%)
Acquisitions	1%	1%	0%	0%	0%	0%	0%	1%
Foreign Currency	(3%)	1%	(3%)	14%	(0%)	0%	(2%)	5%
Total	(6%)	(21%)	(8%)	13%	(3%)	22%	(6%)	(14%)

	Nine Months Ended
	September 30,
	2015 vs 2014
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	(1%)	(5%)	1%	7%	(4%)	(14%)	(1%)	(7%)
Acquisitions	0%	1%	0%	0%	0%	(0%)	0%	1%
Foreign Currency	(3%)	(1%)	(3%)	14%	(0%)	0%	(2%)	3%
Total	(4%)	(5%)	(2%)	21%	(4%)	(14%)	(3%)	(3%)

Free Cash Flow

The Corporation discloses free cash flow because the Corporation believes it measures cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($'s in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net cash used by operating activities	$ 106,579	$ 68,756	$ (4,691)	$ 153,173
Capital expenditures	(8,159)	(18,484)	(23,848)	(54,480)
Free cash flow	$ 98,420	$ 50,272	$ (28,539)	$ 98,693

Pension Payment	--	13,500	145,000	39,800

Adjusted free cash flow	$ 98,420	$ 63,772	$ 116,461	$ 138,493

Cash conversion *	258%	144%	96%	112%

*Cash conversion is calculated as adjusted free cash flow divided by earnings from continuing operations

CURTISS-WRIGHT CORPORATION
2015 Guidance (from Continuing Operations)
As of October 28, 2015
($'s in millions, except per share data)

	2014 Pro	2015 Guidance
	Forma	Low	High
Sales:
Commercial/Industrial	$ 1,228	$ 1,190	$ 1,210
Defense	490	485	500
Power	525	515	530
Total sales	$ 2,243	$ 2,190	$ 2,240

Operating income:
Commercial/Industrial	$ 179	$ 179	$ 182
Defense	83	93	96
Power	51	59	61
Total segments	313	330	338
Corporate and other	(30)	(34)	(34)
Total operating income	$ 282	$ 296	$ 304

Interest expense	$ (36)	$ (35)	$ (36)
Earnings before income taxes	247	261	269
Provision for income taxes	(77)	(81)	(83)
Net earnings	$ 170	$ 180	$ 186

Reported diluted earnings per share	$ 3.46	$ 3.80	$ 3.90
Diluted shares outstanding	49.0	47.6	47.6
Effective tax rate	31.2%	31.0%	31.0%

Operating margins:
Commercial/Industrial	14.5%	14.9%	15.0%
Defense	16.9%	19.1%	19.2%
Power	9.8%	11.4%	11.5%
Total operating margin	12.6%	13.5%	13.6%

CURTISS-WRIGHT CORPORATION
2015 Sales Growth Guidance by End Market (from Continuing Operations)
As of October 28, 2015

	2015 % Change (vs 2014)
	Low	High

Defense Markets
Aerospace	2%	6%
Ground	13%	17%
Navy	(2%)	2%
Total Defense (Including Other Defense)	2%	4%

Commercial Markets
Commercial Aerospace	(6%)	(2%)
Power Generation	(2%)	2%
General Industrial	(8%)	(4%)
Total Commercial	(5%)	(3%)

Total Curtiss-Wright Sales	(2%)	0%

Note: Full year amounts may not add due to rounding

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE:CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 9,000 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of our acquisitions, the successful sale of our businesses held for sale, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT: Jim Ryan
         (704) 869-4621
         Jim.Ryan@curtisswright.com